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                                                                      EXHIBIT 21

     LIST OF SUBSIDIARIES OF CRESCENT OPERATING, INC.

Name of Subsidiary                           State of Incorporation or
                                             Organization

COI Hotel Group, Inc.                        Texas

WOCOI Investment Company                     Texas

RoseStar Management LLC                      Texas

Desert Mountain Development Corporation      Delaware

Woodlands Land Company, Inc.                 Texas

Crescent CS Holdings Corporation             Delaware

Crescent CS Holdings II Corporation          Delaware

RSCR Arizona Corp.                           Delaware

RSSW Corp.                                   Delaware

Moody-Day, Inc.                              Texas